Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Marcela Manjarrez-Hawn
	Senior Vice President, Finance & Investor Relations	Senior Vice President and Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS THIRD QUARTER 2021 RESULTS
-- Diluted EPS Per Share of $0.99; Adjusted Diluted EPS of $1.26 --

ST. LOUIS, MISSOURI (October 26, 2021) -- Centene Corporation (NYSE: CNC) announced today its financial results for the third quarter ended September 30, 2021, reporting diluted earnings per share (EPS) of $0.99 and adjusted diluted EPS of $1.26.

In summary, the 2021 third quarter results were as follows:

Total revenues (in millions)	$32,406
Health benefits ratio	88.1%
SG&A expense ratio	8.8%
Adjusted SG&A expense ratio (1)	8.6%
GAAP diluted EPS	$0.99
Adjusted diluted EPS (1)	$1.26
Total cash flow provided by operations (in millions)	$1,802

(1) A full reconciliation of the adjusted SG&A expense ratio and adjusted diluted EPS is shown on page 7 of this release.

“We are pleased with our third quarter results, demonstrating the strength of our underlying businesses as we delivered strong membership growth and HBR was in-line with our expectations. Our performance provides a strong foundation for our value creation plan, which we have initiated to fully leverage our size and scale going forward,” said Michael F. Neidorff, Chairman and Chief Executive Officer of Centene.

Third Quarter Highlights

•September 30, 2021 managed care membership of 26.5 million, an increase of 1.4 million members, or 5%, compared to September 30, 2020.

•Total revenues of $32.4 billion for the third quarter of 2021, representing 11% growth compared to the third quarter of 2020.

•Health benefits ratio (HBR) of 88.1% for the third quarter of 2021, compared to 86.4% in the third quarter of 2020.

•Selling, general and administrative (SG&A) expense ratio of 8.8% for the third quarter of 2021, compared to 9.1% for the third quarter of 2020.

•Adjusted SG&A expense ratio of 8.6% for the third quarter of 2021, compared to 8.9% for the third quarter of 2020.

•Diluted EPS for the third quarter of 2021 of $0.99, compared to $0.97 for the third quarter of 2020.

•Adjusted diluted EPS for the third quarter of 2021 of $1.26, compared to $1.26 for the third quarter of 2020.

•Operating cash flow of $1.8 billion, or 3.1 times net earnings, for the third quarter 2021.

Other Events

•In October 2021, Centene announced the expansion of its Medicare Advantage offerings for 2022. The Company's Medicare plans expect to operate in 1,575 counties across 36 states in 2022, a 26% increase in counties and three new states compared to 2021.

•In October 2021, Centene's subsidiary, Centurion, commenced operations under a new contract with the Idaho Department of Corrections.

•In September 2021, Centene announced two key appointments, further aligning the Company's organization structure and operating model with its strategic priorities and accelerating impact to the business and value creation. Sarah London was appointed Vice Chairman, Centene Board of Directors. Brent Layton was appointed President and Chief Operating Officer of Centene. The Office of the President changed its name to the Office of the Chairman and CEO.

•In August 2021, Centene announced its Nevada subsidiary, SilverSummit Healthplan, Inc., was awarded a contract by the Nevada Department of Health and Human Services - Health Care Financing and Policy to continue providing managed care services for its Medicaid Managed Care program in both Clark and Washoe Counties. Pending regulatory approval, the new contract will commence in January 2022.

•In August 2021, Centene announced its Ohio subsidiary, Buckeye Health Plan, was awarded a Medicaid contract by the Ohio Department of Medicaid to continue servicing members with quality healthcare, coordinated services, and benefits. The contract will commence in July 2022.

•In August 2021, Centene announced its North Carolina subsidiaries, Carolina Complete Health and WellCare of North Carolina, will coordinate physical and/or other health services with Local Management Entities/Managed Care Organizations under the state's new Tailored Plans. The Tailored Plans, which are expected to launch in July 2022, are integrated health plans designed for individuals with significant behavioral health needs and intellectual/developmental disabilities.

•In August 2021, Centene issued $1.8 billion of senior notes, including $500 million of additional 2.450% senior notes due 2028 at a premium to yield 2.31% and $1.3 billion 2.625% senior notes due 2031. Centene used the net proceeds from the offering, together with cash on hand and term loan facility borrowings, to redeem all of its outstanding 5.375% senior notes due 2026 and WellCare Health Plans, Inc.'s outstanding 5.375% senior notes due 2026, including all premiums, accrued interest and costs and expenses related to the redemptions.

Accreditations & Awards

•In October 2021, Centene was named a 2021 Leading Disability Employer by the National Organization on Disability. This award recognizes companies that demonstrate exemplary employment practices for people with disabilities.

•In August 2021, FORTUNE announced Centene's position of #57 in its annual ranking of the world's largest companies based on 2020 revenue, rising from #127 in the previous year's annual ranking.

Membership

The following table sets forth our membership by line of business:

	September 30,
	2021	2020
Traditional Medicaid (1)	13,202,500	11,662,100
High Acuity Medicaid (2)	1,566,000	1,521,700
Total Medicaid	14,768,500	13,183,800
Commercial	2,645,500	2,719,500
Medicare (3)	1,248,300	953,800
Medicare PDP	4,064,400	4,436,400
International	763,500	599,900
Correctional	167,600	167,200
Total at-risk membership	23,657,800	22,060,600
TRICARE eligibles	2,874,700	2,877,900
Non-risk membership	4,000	227,200
Total	26,536,500	25,165,700

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.

The following table sets forth additional membership statistics, which are included in the membership information above:

	September 30,
	2021	2020
Dual-eligible (4)	1,168,400	974,800
Health Insurance Marketplace	2,177,000	2,210,800
Medicaid Expansion	2,383,500	2,070,500

(4) Membership that is eligible for both Medicaid and Medicare benefits.

Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended September 30,
	2021	2020	% Change
Medicaid	$21,624	$19,497	11%
Commercial	4,383	4,638	(5)%
Medicare (5)	3,921	3,137	25%
Medicare PDP	401	582	(31)%
Other	2,077	1,236	68%
Total Revenues	$32,406	$29,090	11%
(5) Medicare includes Medicare Advantage and Medicare Supplement.

Statement of Operations: Three Months Ended September 30, 2021

•For the third quarter of 2021, total revenues increased 11% to $32.4 billion from $29.1 billion in the comparable period of 2020. The increase was due to Medicaid membership growth resulting from the ongoing suspension of eligibility redeterminations, membership growth in the Medicare business, our recent acquisitions of PANTHERx and Circle Health and the commencement of our contracts in North Carolina, partially offset by the repeal of the health insurer fee.

•HBR of 88.1% for the third quarter of 2021 represents an increase from 86.4% in the comparable period in 2020. The HBR for the third quarter of 2020 was favorably impacted by the ACA risk corridor receivable settlement from the federal government based on the Supreme Court ruling in 2020, which impacted HBR by 130 basis points. The HBR for the third quarter of 2021 was negatively impacted by the repeal of the health insurer fee.

•The cost of service ratio was 82.7% for the third quarter of 2021, compared to 93.4% in the same period in 2020. The decrease in the cost of service ratio was driven by the acquisition of the Circle Health business, which operates at a lower cost of service ratio, and favorable results related to the shared savings programs in our physician home health business. These decreases were partially offset by PANTHERx, which operates at a higher cost of service ratio.

•The SG&A expense ratio was 8.8% for the third quarter of 2021, compared to 9.1% in the third quarter of 2020. The adjusted SG&A expense ratio was 8.6% for the third quarter of 2021, compared to 8.9% in the third quarter of 2020. The decreases were due to the $275 million charitable contribution commitment in the third quarter of 2020, which impacted the SG&A ratio by 100 basis points, and the leveraging of expenses over higher revenues as a result of increased Medicaid membership and the recent acquisition of PANTHERx. These impacts were partially offset by increased sales and marketing costs and the addition of the Circle Health business, which operates at a significantly higher SG&A ratio due to the nature of the business.

•During the third quarter of 2021, we recorded a $309 million pre-tax, or $0.52 per diluted share, non-cash gain related to the acquisition of the remaining 60% interest of Circle Health, one of the U.K.'s largest independent operators of hospitals.

•During the third quarter of 2021, we recorded a $229 million pre-tax, or $0.35 per diluted share, non-cash impairment of our equity method investment in RxAdvance, a pharmacy benefit manager. The impairment was the result of our focus on simplification of our pharmacy operations. Specifically, during the third quarter, we made a strategic decision to transition from using the RxAdvance platform and consolidate our business on an alternative external platform.

•The effective tax rate was 19.3% for the third quarter of 2021, compared to 26.8% in the third quarter of 2020. The effective tax rate for the third quarter of 2021 reflects the non-taxable gain related to the acquisition of the remaining 60% interest of Circle Health and the repeal of the health insurer fee beginning in 2021. For the third quarter of 2021, our effective tax rate on adjusted earnings was 24.5%.

Balance Sheet

At September 30, 2021, the Company had cash, investments and restricted deposits of $29.6 billion and maintained $2.7 billion of cash and cash equivalents in our unregulated entities, including $1.8 billion of cash raised for the anticipated closing of the Magellan Acquisition. Unregulated cash was reduced by pharmacy payments made in early October in the normal course of business. Medical claims liabilities totaled $14.1 billion. Total debt was $18.8 billion, which included $150 million of borrowings on our $2.0 billion revolving credit facility at quarter end. The debt to capitalization ratio was 41.2% at September 30, 2021, excluding $188 million of non-recourse debt. The increase from the second quarter of 2021 was driven by the Magellan debt financing completed in the third quarter, consistent with our expectations.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, June 30, 2021	48
State directed payments	1
Timing of claims payments/state fee schedule changes	2
Days in claims payable, September 30, 2021	51

Outlook

The Company's updated guidance is below and will be discussed on the conference call. The Company's revenue guidance has been increased to reflect the acquisition of Circle Health, which is expected to be neutral to adjusted EPS in the first six months of ownership, and approximately $500 million of additional pass through payments.

	Full Year 2021
	Low	High
Total revenues (in billions)	$125.2	$126.4
GAAP diluted EPS	$1.87	$1.93
Adjusted diluted EPS (1)	$5.05	$5.15
HBR	87.6%	88.0%
SG&A expense ratio	8.4%	8.8%
Adjusted SG&A expense ratio (2)	8.2%	8.6%
Effective tax rate	29.9%	30.9%
Adjusted effective tax rate (3)	24.6%	25.6%
Diluted shares outstanding (in millions)	589.0	592.0

(1) A full reconciliation of adjusted diluted EPS is shown on page 7 of this release.
(2) Adjusted SG&A expense ratio excludes acquisition related expenses of $164 million to $179 million, severance costs due to a restructuring of approximately $60 million and legal fees related to legal settlement of $16 million.

(3) Adjusted effective tax rate excludes income tax effects of adjustments of $512 million to $519 million.

We have not included the pending Magellan acquisition in our current guidance.

Conference Call

As previously announced, the Company will host a conference call Tuesday, October 26, 2021, at approximately 8:30 AM (Eastern Time) to review the financial results for the third quarter ended September 30, 2021. Michael Neidorff, Sarah London and Drew Asher will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 2846631 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, October 25, 2022, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, November 2, 2021, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10160135.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company’s core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company’s performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP net earnings attributable to Centene	$584	$568	$748	$1,820
Amortization of acquired intangible assets	198	164	581	527
Acquisition related expenses	54	62	141	446
Other adjustments (1)	11	—	1,427	12
Income tax effects of adjustments (2)	(102)	(53)	(455)	(178)
Adjusted net earnings	$745	$741	$2,442	$2,627

(1) Other adjustments include the following items:
2021:
(a) legal settlement expense and related legal fees of $11 million and $1.26 billion for the three and nine months ended September 30, 2021;
(b) debt extinguishment costs of $79 million and $125 million for the three and nine months ended September 30, 2021, respectively;
(c) severance costs due to a restructuring of $1 million and $59 million, for the three and nine months ended September 30, 2021, respectively;
(d) a reduction to the previously reported gain due to the finalization of the working capital adjustment related to the divestiture of certain products of our Illinois health plan of $62 million for the nine months ended September 30, 2021;
(e) non-cash gain related to the acquisition of the remaining 60% interest of Circle Health of $309 million for the three and nine months ended September 30, 2021; and
(f) non-cash impairment of our equity method investment in RxAdvance of $229 million for the three and nine months ended September 30, 2021.
2020:
(a) debt extinguishment costs of $44 million for the nine months ended September 30, 2020;
(b) gain related to the divestiture of certain products of our Illinois health plan of $104 million for the nine months ended September 30, 2020; and
(c) non-cash impairment of $72 million for the nine months ended September 30, 2020.
(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment.

	Three Months Ended September 30,		Nine Months Ended September 30,		Annual Guidance December 31, 2021
	2021	2020	2021	2020
GAAP diluted EPS attributable to Centene	$0.99	$0.97	$1.27	$3.16	$1.87 - $1.93
Amortization of acquired intangible assets (3)	0.26	0.21	0.75	0.70	$0.99 - $1.01
Acquisition related expenses (4)	0.07	0.08	0.19	0.65	$0.25 - $0.27
Other adjustments (5)	(0.06)	—	1.93	0.05	$1.94 - $1.94
Adjusted diluted EPS	$1.26	$1.26	$4.14	$4.56	$5.05 - $5.15

(3) The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.08 and $0.07 for the three months ended September 30, 2021 and 2020, respectively, and $0.23 and $0.22 for the nine months ended September 30, 2021 and 2020, respectively, and an estimated $0.31 for the year ended December 31, 2021.
(4) The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.02 and $0.02 for the three months ended September 30, 2021 and 2020, respectively, and $0.05 and $0.12 for the nine months ended September 30, 2021 and 2020, respectively, and an estimated $0.07 to $0.08 for the year ended December 31, 2021.
(5) Other adjustments include the following items:
2021:
(a) legal settlement expense and related legal fees of $0.01 and $1.79 per diluted share, net of an income tax benefit of $0.01 and $0.34, for the three and nine months ended September 30, 2021, and an estimated $1.80 per diluted share, net of an estimated income tax benefit of $0.34 for the year ended December 31, 2021;
(b) debt extinguishment costs of $0.10 and $0.16 per diluted share, net of an income tax benefit of $0.03 and $0.05 for the three and nine months ended September 30, 2021, and an estimated $0.16 per diluted share, net of an estimated income tax benefit of $0.05 for the year ended December 31, 2021;
(c) severance costs due to a restructuring of $0.07 per diluted share, net of an income tax benefit of $0.03, for the nine months ended September 30, 2021, and an estimated $0.08 per diluted share, net of an estimated income tax benefit of $0.03 for the year ended December 31, 2021;
(d) a reduction to the previously reported gain due to the finalization of the working capital adjustment related to the divestiture of certain products of our Illinois health plan of $0.08 per diluted share, net of an income tax benefit of $0.03, for the nine months ended September 30, 2021, and an estimated $0.08 per diluted share, net of an estimated income tax benefit of $0.02 for the year ended December 31, 2021;
(e) gain related to the acquisition of the remaining 60% interest of Circle Health, one of the U.K.'s largest independent operators of hospitals, of $0.52 per diluted share, net of income tax expense of $0.00, for the three and nine months ended September 30, 2021, and an estimated $0.53 per diluted share, net of income tax expense of $0.00 for the year ended December 31, 2021; and
(f) non-cash impairment of our equity method investment in RxAdvance of $0.35 and $0.35 per diluted share, net of an income tax benefit of $0.03 and $0.04 for the three and nine months ended September 30, 2021, and an estimated $0.35 per diluted share, net of an estimated income tax benefit of $0.04 for the year ended December 31, 2021.
2020:
(a) debt extinguishment costs of $0.05 per diluted share, net of an income tax benefit of $0.02, for the nine months ended September 30, 2020;
(b) gain related to the divestiture of certain products of our Illinois health plan of $0.10 per diluted share, net of income tax expense of $0.08, for the nine months ended September 30, 2020; and
(c) non-cash impairment of $0.10 per diluted share, net of an income tax benefit of $0.03, for the nine months ended September 30, 2020.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP SG&A expenses	$2,684	$2,507	$7,324	$7,146
Acquisition related expenses	41	61	126	426
Restructuring costs	1	—	59	—
Legal fees related to legal settlement	11	—	11	—
Adjusted SG&A expenses	$2,631	$2,446	$7,128	$6,720

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expenses (non-GAAP) = Selling, general and administrative expenses, less acquisition related expenses, restructuring costs, and legal fees related to legal settlement.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder’s equity.

•Debt to Capitalization Ratio Excluding Non-Recourse Debt (non-GAAP) = Total debt less non-recourse debt, divided by total debt less non-recourse debt plus total stockholder’s equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period, divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities, divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State Directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. The Company has little visibility to the timing of these payments until they are paid by a state.

•Pass Through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 25 company, is a leading multi-national healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace, the TRICARE program, and individuals in correctional facilities. The Company also serves several international markets, and contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and the development of its people, systems and capabilities so that it can better serve its members, providers, local communities, and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com/.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our proposed acquisition of Magellan Health (the Magellan Acquisition), our completed acquisition of WellCare Health Plans, Inc. (WellCare and such acquisition, the WellCare Acquisition), other recent and future acquisitions, investments, and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to: the impact of COVID-19 on global markets, economic conditions, the healthcare industry and our results of operations and the response by governments and other third parties; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates due to the impact of COVID-19; the risk that regulatory or other approvals required for the Magellan Acquisition may be delayed or not obtained or are subject to unanticipated conditions that could require the exertion of management's time and our resources or otherwise have an adverse effect on us; the possibility that certain conditions to the consummation of the Magellan Acquisition will not be satisfied or completed on a timely basis and accordingly, the Magellan Acquisition may not be consummated on a timely basis or at all; uncertainty as to the expected financial performance of the combined company following completion of the Magellan Acquisition; the possibility that the expected synergies and value creation from the Magellan Acquisition or the WellCare Acquisition (or other acquired businesses) will not be realized, or will not be realized within the respective expected time periods; the risk that unexpected costs will be incurred in connection with the completion and/or integration of the Magellan Acquisition or that the integration of Magellan Health will be more difficult or time consuming than expected, or similar risks from other acquisitions we may announce or complete from time to time; the risk that potential litigation in connection with the Magellan Acquisition may affect the timing or occurrence of the Magellan Acquisition or result in significant costs of defense, indemnification and liability; disruption from the announcement, pendency, completion and/or integration of the Magellan Acquisition or from the integration of the WellCare Acquisition, or similar risks from other acquisitions we may announce or complete from time to time, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; a downgrade of the credit rating of our indebtedness; the inability to retain key personnel; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder that may result from changing political conditions, the new administration or judicial actions; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products; tax matters; disasters or major epidemics; changes in expected contract start dates; provider, state, federal, foreign and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of legal or regulatory proceedings or matters, including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices, including at Envolve Pharmacy Solutions, Inc. (Envolve), as our pharmacy benefits manager (PBM) subsidiary, within the reserve estimate we have recorded and on other acceptable terms, or at all, or whether additional claims, reviews or investigations relating to our PBM business will be brought by states, the federal government or shareholder litigants, or government investigations; timing and extent of benefits from strategic value creation initiatives; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions, including the Magellan Acquisition; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses will not be integrated successfully; restrictions and limitations in connection with our indebtedness; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	September 30, 2021	December 31, 2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$13,423	$10,800
Premium and trade receivables	11,516	9,696
Short-term investments	1,517	1,580
Other current assets	1,600	1,317
Total current assets	28,056	23,393
Long-term investments	13,561	12,853
Restricted deposits	1,114	1,060
Property, software and equipment, net	3,302	2,774
Goodwill	19,699	18,652
Intangible assets, net	8,143	8,388
Other long-term assets	3,868	1,599
Total assets	$77,743	$68,719
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$14,099	$12,438
Accounts payable and accrued expenses	8,089	7,069
Return of premium payable	2,238	1,458
Unearned revenue	371	523
Current portion of long-term debt	245	97
Total current liabilities	25,042	21,585
Long-term debt	18,594	16,682
Deferred tax liability	1,440	1,534
Other long-term liabilities	5,993	2,956
Total liabilities	51,069	42,757
Commitments and contingencies
Redeemable noncontrolling interests	84	77
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 600,708 issued and 583,500 outstanding at September 30, 2021, and 598,249 issued and 581,479 outstanding at December 31, 2020	1	1
Additional paid-in capital	19,594	19,459
Accumulated other comprehensive earnings	176	337
Retained earnings	7,540	6,792
Treasury stock, at cost (17,208 and 16,770 shares, respectively)	(845)	(816)
Total Centene stockholders' equity	26,466	25,773
Noncontrolling interest	124	112
Total stockholders' equity	26,590	25,885
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$77,743	$68,719

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Premium	$28,876	$26,537	$83,436	$74,496
Service	1,638	922	4,054	2,859
Premium and service revenues	30,514	27,459	87,490	77,355
Premium tax and health insurer fee	1,892	1,631	5,924	5,472
Total revenues	32,406	29,090	93,414	82,827
Expenses:
Medical costs	25,430	22,932	73,210	63,659
Cost of services	1,355	861	3,510	2,519
Selling, general and administrative expenses	2,684	2,507	7,324	7,146
Amortization of acquired intangible assets	198	164	581	527
Premium tax expense	1,965	1,389	6,129	4,737
Health insurer fee expense	—	376	—	1,100
Impairment	229	—	229	72
Legal settlement	—	—	1,250	—
Total operating expenses	31,861	28,229	92,233	79,760
Earnings from operations	545	861	1,181	3,067
Other income (expense):
Investment and other income	424	95	566	375
Debt extinguishment costs	(79)	—	(125)	(44)
Interest expense	(170)	(184)	(503)	(551)
Earnings before income tax expense	720	772	1,119	2,847
Income tax expense	139	207	376	1,034
Net earnings	581	565	743	1,813
Loss attributable to noncontrolling interests	3	3	5	7
Net earnings attributable to Centene Corporation	$584	$568	$748	$1,820

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$1.00	$0.98	$1.28	$3.21
Diluted earnings per common share	$0.99	$0.97	$1.27	$3.16

Weighted average number of common shares outstanding:
Basic	583,244	579,510	582,636	567,586
Diluted	590,702	587,971	590,154	575,732

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net earnings	$743	$1,813
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,098	916
Stock compensation expense	127	218
Impairment	229	72
Loss on debt extinguishment	125	44
Gain on acquisition	(309)	—
Deferred income taxes	(143)	(154)
Gain on divestiture	62	(104)
Other adjustments, net	(6)	—
Changes in assets and liabilities
Premium and trade receivables	(1,723)	(1,640)
Other assets	(124)	185
Medical claims liabilities	1,661	1,563
Unearned revenue	(169)	(212)
Accounts payable and accrued expenses	993	(861)
Other long-term liabilities	964	663
Other operating activities, net	2	19
Net cash provided by operating activities	3,530	2,522
Cash flows from investing activities:
Capital expenditures	(662)	(663)
Purchases of investments	(5,253)	(2,911)
Sales and maturities of investments	4,069	3,408
Acquisitions, net of cash acquired	(534)	(3,000)
Divestiture proceeds, net of divested cash	(62)	466
Net cash used in investing activities	(2,442)	(2,700)
Cash flows from financing activities:
Proceeds from long-term debt	9,247	2,687
Payments of long-term debt	(7,411)	(1,654)
Common stock repurchases	(49)	(570)
Payments for debt extinguishment	(157)	(21)
Debt issuance costs	(72)	(94)
Other financing activities, net	39	35
Net cash provided by financing activities	1,597	383
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(8)	8
Net increase in cash, cash equivalents and restricted cash and cash equivalents	2,677	213
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	10,957	12,131
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$13,634	$12,344
Supplemental disclosures of cash flow information:
Interest paid	$479	$479
Income taxes paid	$477	$920
Equity issued in connection with acquisitions	$—	$11,526

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	2021	2020
Cash and cash equivalents	$13,423	$12,198
Restricted cash and cash equivalents, included in restricted deposits	211	146
Total cash, cash equivalents, and restricted cash and cash equivalents	$13,634	$12,344

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q3	Q2	Q1	Q4	Q3
	2021	2021	2021	2020	2020
MEMBERSHIP
Traditional Medicaid (1)	13,202,500	12,492,600	12,307,400	12,055,400	11,662,100
High Acuity Medicaid (2)	1,566,000	1,531,000	1,529,000	1,554,700	1,521,700
Total Medicaid	14,768,500	14,023,600	13,836,400	13,610,100	13,183,800
Commercial	2,645,500	2,520,400	2,384,300	2,633,600	2,719,500
Medicare (3)	1,248,300	1,182,900	1,138,500	955,400	953,800
Medicare PDP	4,064,400	4,064,500	4,109,700	4,469,400	4,436,400
International	763,500	600,600	597,400	597,700	599,900
Correctional	167,600	145,300	144,900	147,200	167,200
Total at-risk membership	23,657,800	22,537,300	22,211,200	22,413,400	22,060,600
TRICARE eligibles	2,874,700	2,881,400	2,881,400	2,877,900	2,877,900
Non-risk membership	4,000	4,300	4,400	231,600	227,200
Total	26,536,500	25,423,000	25,097,000	25,522,900	25,165,700

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.

NUMBER OF EMPLOYEES	75,900	68,500	69,100	71,300	71,100

DAYS IN CLAIMS PAYABLE	51	48	49	51	52

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$26,392	$25,113	$24,361	$24,361	$22,623
Unregulated	3,223	2,055	1,286	1,932	1,986
Total	$29,615	$27,168	$25,647	$26,293	$24,609

DEBT TO CAPITALIZATION	41.5%	39.2%	38.8%	39.3%	39.4%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (4)	41.2%	38.9%	38.5%	39.0%	39.1%
(4) Excluding non-recourse debt of $188 million and $230 million at September 30, 2021 and December 31, 2020, respectively.

OPERATING RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
HBR	88.1%	86.4%	87.7%	85.5%
SG&A expense ratio	8.8%	9.1%	8.4%	9.2%
Adjusted SG&A expense ratio	8.6%	8.9%	8.1%	8.7%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, September 30, 2020	$12,899
Less: Reinsurance recoverable	21
Balance, September 30, 2020, net	12,878
Acquisitions and divestitures	(15)
Incurred related to:
Current period	97,336
Prior period	(1,521)
Total incurred	95,815
Paid related to:
Current period	84,314
Prior period	10,288
Total paid	94,602
Balance, September 30, 2021, net	14,076
Plus: Reinsurance recoverable	23
Balance, September 30, 2021	$14,099

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $375 million was recorded as a reduction from premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service September 30, 2020, and prior.